[Graham & James LLP Letterhead]



November 23, 1998



Mission West Properties
10050 Bandley Drive
Cupertino, California  95014

Mission West Properties, Inc.
10050 Bandley Drive
Cupertino, California  95014

           Re:  Certain Federal Income Tax Matters

Ladies and Gentlemen:

     This opinion is delivered to you in our capacity as counsel to Mission West Properties, a California corporation, ("Mission West") and Mission West Properties, Inc., a Maryland corporation ("Mission West-Maryland"), in connection with the amended registration statement on Form S-4 containing the Proxy Statement/Prospectus of Mission West addressed to holders of common stock of Mission West (the "Proxy Statement/Prospectus"), which Mission West originally filed with the Securities and Exchange Commission on May 15, 1998. The Proxy Statement/Prospectus relates to the following proposals (i) the offer and sale at $4.50 per share of 6,495,058 shares of common stock of Mission West to accredited investors in a private placement (the "Private Placement"); (ii) the ratification of Mission West's acquisition of approximately 12.11% of the total partnership interests in, and becoming the sole general partner of, each of four limited partnerships for $35,200,000 (collectively, the "Operating Partnership"); (iii) the offer and sale of up to 93,398,705 shares of common stock of Mission West issuable upon the future exchange of units of limited partnership interest in the Operating Partnership; and (iv) the merger of Mission West with and into Mission West-Maryland pursuant to the Merger Agreement and Plan of Merger (the "Merger Agreement") (the "Reincorporation Merger").

     This opinion relates to Mission West-Maryland's qualification for federal income tax purposes as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), the status of the Operating Partnership as a partnership for federal income tax purposes, and the accuracy of the discussion of federal income tax considerations in the Proxy Statement/Prospectus. Certain capitalized terms not defined herein shall have the meanings attributed to them in the Proxy Statement/Prospectus.

     In rendering the following opinions, we have examined the Proxy Statement/Prospectus, the Articles of Incorporation and Bylaws of Mission
West-Maryland, the Merger Agreement, the Acquisition Agreement among Mission West Properties, Certain Partnerships and the Berg Group (as defined therein) dated as of May 14, 1998 (the "Acquisition Agreement"), the agreements of limited partnership of the Operating Partnership, the pro forma financial statements of Mission West prepared as of September 30, 1998 and for the three-month period then ended (the "Pro Formas"), and such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the open set forth herein. The foregoing documents, including the Pro Formas, are referred to herein as the "Documents". We also have relied upon the representations of Mission West, Mission West-Maryland, and the Operating Partnership regarding the manner in which such entities have been and will be owned and operated (the "Management Representations"). We have neither independently investigated nor verified such representations, and we assume that such representations are true, correct and complete and that all representations made "to the best of the knowledge and belief" of any person(s) or party(ies) or with similar qualification are and will be true, correct and complete as if made without such qualification and that no action will occur from the date hereof until the Reincorporation Merger that is inconsistent with such representations. We further assume that the Reincorporation Merger and related transactions contemplated by the Documents will be consummated in accordance with the Documents and as described in the Proxy Statement/Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof) insofar as is relevant to the opinions contained herein and that, prior to the Reincorporation Merger, all entities have operated and will operate in accordance with applicable laws and the terms and conditions of applicable documents. In addition, we assume that each of the limited partnerships included in the Operating Partnership will be, or will make a timely election to be, classified as a partnership as provided by ss.301.7701-3 of the Procedure and Administration Regulations promulgated under the Code.

     In rendering the opinions set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as original, (iii) the conformity to the original documents of all documents submitted to s as copies, (iv) the conformity of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) the accuracy and completeness of all records made available to us and (vii) the factual accuracy of all representations, warranties and other statements made by all parties. We also have assumed, without investigation, that all documents, certificates, warranties and covenants on which we have relied in rendering the opinions set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinions set forth herein, from such earlier date through and including the date of this letter.

     The opinions set forth below are based upon the current provisions of the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder, all as of the date hereof, and existing administrative and judicial interpretations thereof, all as of the date hereof of which are subject to change. Future changes in applicable law may cause the federal income tax treatment of Mission West and the Mission West-Maryland to be materially and adversely different from that described below:

     Based upon and subject to the foregoing, we are of the opinion that:

1. Mission West-Maryland is organized, as of the date hereof, in conformity with the requirements for qualification and taxation as a real estate investment trust ("REIT") under the Code, and Mission West-Maryland's proposed method of operation (as described in the Management Representations), including for periods following the Reincorporation Merger, will enable Mission West-Maryland to continue to meet the requirements for qualification and taxation as a REIT for periods following the date hereof, including periods following the effective time of the Reincorporation Merger.

2. The Operating Partnership will be treated as a partnership for federal income tax purposes and will not be subject to federal income tax as a corporation or an association taxable as a corporation.

3. We confirm the opinions regarding tax matters contained in the discussion in the Proxy Statement/Prospectus under the captions "FEDERAL INCOME TAX CONSIDERATIONS," and "FEDERAL INCOME TAX CONSEQUENCES OF THE REINCORPORATION MERGER", to the extent that such sections discuss matters of law or legal conclusions.

     We express no opinion herein other than those expressly set forth herein. You should recognize that our opinion is not binding on the Internal Revenue Service (the "IRS"), and that the IRS may disagree with the opinion contained herein. Although we believe that our opinion will be sustained if challenged, there can be no assurance that this will be the case.

     We consent to being named as counsel to the Company and Mission West in the Proxy Statement/Prospectus, to the references in the Proxy Statement/Prospectus to our firm and to the inclusion of a copy of this opinion letter as an exhibit to the Proxy Statement/Prospectus. In giving such consent, however, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended. This opinion is being furnished to you effective as of the date hereof solely for the purpose of being included as an exhibit to the Proxy Statement/Prospectus. This opinion may not be used or relied upon for any other purpose without our prior written consent.



                                Very truly yours,

                                /s/ Graham & James LLP

                                GRAHAM & JAMES LLP